Exhibit 99.1

TRI POINTE HOMES, INC. REPORTS 2013 FIRST QUARTER RESULTS

-Record New Home Orders and Backlog in the First Quarter of 2013-

-Increased Lots Owned and Controlled to Approximately 2,500-

-Raised $155.4 million through initial public offering in January-

Irvine, California, May 14, 2013 /Business Wire/ – TRI Pointe Homes, Inc. (NYSE: TPH) today announced record results for the first quarter ended March 31, 2013.

2013 First Quarter Highlights and Comparisons to the 2012 First Quarter

•	Net income was $270,000, or $0.01 per diluted share compared to a net loss of $(1.1) million, or $(0.09) per diluted share

•	New home orders increased to 123 compared to 18

•	Active selling communities averaged 7.3 compared to 3.8

•	New home orders per average selling community were 16.8 orders (5.62 monthly) compared to 4.7 orders (1.58 monthly)

•	Cancellation rate improved to 9%

•	Backlog of 143 homes with a dollar value of $77.0 million

•	Average sales price in backlog grew 33% to $539,000

•	Home sales revenue was $23.9 million compared to $4.6 million

•	New homes delivered increased to 48 compared to 11

•	Average sales price of homes delivered grew 19% to $497,000

•	Homebuilding gross margin percentage improved to 18.5% from 11.2%

•	Acquired 301 lots valued at $38.4 million and controlled an additional 474 lots

Douglas F. Bauer, Chief Executive Officer stated, “We are just beginning to capitalize on the benefits of the growth in our homebuilding activities as a result of our strategic land acquisitions and the introduction of new communities. We expect that our first quarter results, highlighted by strong new home orders resulting in a record high backlog for the Company, will position us to achieve significant growth in home sales revenue and homebuilding gross margin dollars for the balance of 2013. Our strong performance is a direct result of the operational execution of our strategy and taking advantage of improving market conditions in all of our core markets.”

Mr. Bauer continued, “A direct indicator of the market acceptance of our new communities was the pace of new home orders during the quarter of 5.6 orders per month per average active selling community, which represented a 57% increase over the fourth quarter of 2012. Due to the continued strong demand from a larger volume of high quality customer traffic, we have begun to limit the number of homes we release for sale per community. We expect that this will enable us to maximize home sales revenue and profits per community through increased pricing. ”

First quarter 2013 operating results

New home orders increased to 123 homes for the 2013 first quarter, the highest amount of quarterly orders since the Company began acquiring land in 2010. The Company’s overall absorption rate for the three months ended March 31, 2013 per average selling community increased to 16.8 orders (5.62 monthly), compared to 4.7 orders (1.58 monthly) during the same period in 2012. The improved order trends for the 2013 first quarter resulted in an increase in the number of homes in backlog to 143, representing approximately $77.0 million in home sales revenue. Supporting this increase was a rise in the average sales price of homes in backlog of $135,000, or 33%, to $539,000.

Net income was $270,000, or $0.01 per diluted share in the first quarter of 2013, compared to a net loss of $(1.1) million, or $(0.09) per diluted share for the first quarter of 2012, primarily driven by a $3.9 million increase in homebuilding gross margin due to higher home sales revenue and increased homebuilding gross margin percentages.

Total revenue was $27.9 million in the 2013 first quarter compared to $4.6 million for the same period in 2012. Home sales revenue increased $19.3 million to $23.9 million for the 2013 first quarter, as compared to $4.6 million for the same period in 2012, primarily attributable to a significant increase in new homes delivered to 48 and a growth in the Company’s average sales price of homes delivered to $497,000. The increase in the average sales price of homes delivered was primarily attributable to a change in product mix including deliveries in Northern California projects which have higher average sales prices. Furthermore, the growth in new home deliveries was due to an increase in the average number of selling communities to 7.3 for the 2013 first quarter as compared to 3.8 for the same period in 2012.

The Company’s homebuilding gross margin percentage for the 2013 first quarter increased to 18.5% compared to 11.2% for the same period in 2012. This increase compared to the same period in 2012 was primarily due to the delivery unit mix from new projects which achieved higher homebuilding gross margins in the 2013 period. Excluding interest in cost of home sales, adjusted homebuilding gross margin percentage was 19.5%* for the 2013 first quarter versus 12.5%* for the same period in 2012.

SG&A expense for the 2013 first quarter was $4.6 million (19.5% of home sales revenue) compared to $1.7 million (36.4% of home sales revenue) for the same period in 2012. The increase was attributable to an $837,000 increase in sales and marketing expenses related to the planned growth in the number of active selling communities and the number of homes delivered. In addition, general and administrative expenses increased $2.1 million primarily due to an increase in employee headcount to support our growth from 26 to 46, an increase in stock-based compensation related to new stock option and restricted share grants issued and other costs of being a public company.

The Company purchased 301 lots valued at $38.4 million during the 2013 first quarter, all of which were located in Southern California. Furthermore, an additional 474 lots were contracted or controlled in Northern California during the first quarter. As of March 31, 2013, the Company owned or controlled 2,162 lots, of which 1,028 are owned and actively selling or under development and 1,134 are controlled under land option contracts, purchase contracts, or non-binding letters of intent. Of the 2,162 lots owned and controlled, 920 are in Southern California, 938 in Northern California and 304 in Colorado.

*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 10

Subsequent Events

Thomas J. Mitchell, President and Chief Operating Officer of TRI Pointe Homes, noted, “In addition to improving operational and financial metrics, due to our Company’s reputation and relationships in our markets, we continue to have success in the competitive land environment.”

The Company contracted an additional 345 lots representing four new communities valued at $34 million so far in the second quarter, of which 172 are in Southern California and 173 are in Northern California. As a result, through April, the Company owns or controls approximately 2,500 lots.

2013 Outlook

The Company expects to open seven new selling communities for the balance of 2013, five in Southern California, one in Northern California and one in Colorado. In the second quarter, the Company expects to deliver approximately 55 to 60% of its 143 units in backlog as of March 31, 2013. Based on the recent strength of the Company’s new home order absorption rates, the growth in the backlog through April, combined with the increased confidence surrounding new community openings for the balance of the year, the Company is providing an initial outlook range for 2013. Assuming some modest year-over year increases in average sales prices per community, the Company is expecting to deliver between 350 and 360 units in 2013 which will generate home sales revenue in the range of $205 to $210 million.

Earnings Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 5:00 p.m. Eastern Time on Tuesday, May 14, 2013. The call will be hosted by, Doug Bauer, Chief Executive Officer, Tom Mitchell, Chief Operating Officer and Mike Grubbs, Chief Financial Officer.

Participants may access the live webcast by visiting the Company’s investor relations website at www.TRIPointeHomes.com. The call can also be accessed by dialing (877) 407-3982, or (201) 493-6780 for international participants.

The replay of the call will be available from approximately 8:00 p.m. Eastern Time on May 14, 2013 through midnight Eastern Time on May 28, 2013. To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 412851. The archive of the webcast will be available on the Company’s Web site for a limited time.

About TRI Pointe Homes, Inc.

TRI Pointe Homes, Inc (NYSE: TPH) is engaged in the design, construction and sale of innovative single-family homes in planned communities in major metropolitan areas located throughout Southern and Northern California and, more recently, Colorado. The Company is headquartered in Irvine, California. For more information about the Company and its new home developments please visit the Company’s website at www.TRIPointeHomes.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; continued volatility and uncertainty in the credit markets and broader financial markets; our future operating results and financial condition; our business operations; changes in our business and investment strategy; availability of land to acquire and our ability to acquire such land on favorable terms or at all; availability, terms and deployment of capital; continued or increased disruption in the availability of mortgage financing or the number of foreclosures in the market; shortages of or increased prices for labor, land or raw materials used in housing construction; delays in land development or home construction resulting from adverse weather conditions or other events outside our control; the cost and availability of insurance and surety bonds; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; the degree and nature of our competition; our leverage and debt service obligations; our relationship, and actual and potential conflicts of interest, with Starwood Capital Group; availability of qualified personnel and our ability to retain our key personnel; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission.

Investor Relations Contact:

Brad Cohen, InvestorRelations@TRIPointeHomes.com, 949-478-8696

Media Contact:

Carol Ruiz, cruiz@newgroundco.com, 310-437-0045

KEY OPERATIONS AND FINANCIAL DATA

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
	2013	2012	Change
Operating Data:
Home sales	$23,857	$4,588	$19,269
Homebuilding gross margin	$4,408	$516	$3,892
Homebuilding gross margin %	18.5%	11.2%	7.2%
Adjusted homebuilding gross margin % *	19.5%	12.5%	7.0%
SG&A expense	$4,643	$1,671	$2,972
SG&A expense as a % of home sales	19.5%	36.4%	(17.0)%
Net income (loss)	$270	$(1,143)	$1,413
EBITDA *	$931	$(904)	$1,835
Interest incurred and capitalized to inventory	$734	$172	$562
Interest expense	$—	$—	$—
Interest in cost of home sales	$256	$57	$199
Other Data:
Net new home orders	123	18	583%
New homes delivered	48	11	336%
Average selling price of homes delivered	$497	$417	19%
Average selling communities	7.3	3.8	3.5
Selling communities at end of period	6	4	2
Cancellation rate	9%	25%	(16)%
Backlog (estimated dollar value)	$77,027	$6,057	1,172%
Backlog (homes)	143	15	853%
Average selling price in backlog	$539	$404	33%

	March 31, 2013	December 31, 2012	Change
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$131,316	$19,824	$111,492
Real estate inventories	$245,162	$194,083	$51,079
Lots owned and controlled	2,162	1,550	39%
Homes under construction	160	40	300%
Notes payable	$60,896	$57,368	$3,528
Equity	$305,219	$149,153	$156,066
Book capitalization	$366,115	$206,521	$159,594
Ratio of debt-to-capital	16.6%	27.8%	(11.1)%
Ratio of net debt-to-capital*	N/A	20.1%	—

*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 10

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	March 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$71,215	$19,824
Marketable securities	60,101	—
Real estate inventories	245,162	194,083
Contracts and accounts receivable	1,276	548
Other assets	1,958	3,061

Total Assets	$379,712	$217,516

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$13,597	$10,995
Notes payable	60,896	57,368

Total Liabilities	74,493	68,363

Equity:
Members equity	—	149,153
Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 31,597,907 shares issued and outstanding as of March 31, 2013	316	—
Additional paid-in capital	308,834	—
Accumulated deficit	(3,992)	—
Accumulated other comprehensive income	61	—

Total Stockholders’ equity	305,219	—

Total Equity	305,219	149,153

Total Liabilities and Equity	$379,712	$217,516

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012
Revenues:
Home sales	$23,857	$4,588
Fee building	4,031	65

Total revenues	27,888	4,653

Expenses:
Cost of home sales	19,449	4,072
Fee building	3,625	65
Sales and marketing	1,330	493
General and administrative	3,313	1,178

Total expenses	27,717	5,808

Income (loss) from operations	171	(1,155)
Other income, net	172	12

Income (loss) before income taxes	343	(1,143)
Provision for income taxes	(73)	—

Net income (loss)	$270	$(1,143)

Net Income (loss) per share
Basic	$0.01	$(0.09)
Diluted	$0.01	$(0.09)
Weighted average number of shares
Basic	28,264,574	12,764,490
Diluted	28,274,188	12,764,490

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
Cash flows from operating activities
Net income (loss)	$270	$(1,143)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Amortization of contracts intangible	—	36
Depreciation	45	30
Amortization of stock-based compensation	327	116
Gain on sales of marketable securities	(40)	—
Changes in operating assets and liabilities:
Real estate inventories	(51,079)	(17,765)
Contracts and accounts receivable	(728)	(398)
Other assets	1,187	(173)
Accounts payable and accrued liabilities	2,602	(1,637)

Net cash used in operating activities	(47,416)	(20,934)

Cash flows from investing activities
Purchases of furniture and equipment	(129)	(38)
Purchases of marketable securities	(125,000)	—
Sales of marketable securities	65,000	—

Net cash used in investing activities	(60,129)	(38)

Cash flows from financing activities
Net proceeds from issuance of common stock	155,408	—
Cash contributions from member	—	14,000
Financial advisory fee paid on capital raised	—	(490)
Borrowings from notes payable	24,575	13,624
Repayments of notes payable	(21,047)	(2,764)

Net cash provided by financing activities	158,936	24,370

Net increase in cash and cash equivalents	51,391	3,398
Cash and cash equivalents – beginning of period	19,824	10,164

Cash and cash equivalents – end of period	$71,215	$13,562

Supplemental disclosure of cash flow information
Interest paid, net of amounts capitalized	$—	$—

MARKET DATA

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
	2013		2012
	Homes Delivered	Avg. Selling Price	Homes Delivered	Avg. Selling Price
New Homes Delivered:
Southern California	43	$386	11	$417
Northern California	5	1,453	—	—

Total	48	$497	11	$417

	Three Months Ended March 31,
	2013		2012
	New Home Orders	Average Selling Communities	New Home Orders	Average Selling Communities
Net New Home Orders:
Southern California	92	5.0	18	3.8
Northern California	31	2.3	—	—

Total	123	7.3	18	3.8

	March 31, 2013			March 31, 2012
	Backlog Units	Backlog Dollar Value	Average Selling Price	Backlog Units	Backlog Dollar Value	Average Selling Price
Backlog:
Southern California	102	$42,242	$414	15	$6,057	$404
Northern California	41	34,785	848	—	—	—

Total	143	$77,027	$539	15	$6,057	$404

	March 31, 2013	December 31, 2012
Lots Owned and Controlled:
Southern California	920	777
Northern California	938	520
Colorado	304	253

Total	2,162	1,550

Lots by Ownership Type:
Lots owned	1,028	775
Lots Controlled(1)	1,134	775

Total	2,162	1,550

(1)	Includes lots that are under land option contracts, purchase contracts or non-binding letters of intent. With respect to the lots under non-binding letters of intent, there can be no assurance that we will enter into binding agreements or as to the terms thereof.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In this earnings release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended March 31,
	2013	%	2012	%
		(dollars in thousands)
Home sales	$23,857	100.0%	$4,588	100.0%
Cost of home sales	19,449	81.5%	4,072	88.8%

Homebuilding gross margin	4,408	18.5%	516	11.2%
Add: interest in cost of home sales	256	1.0%	57	1.3%

Adjusted homebuilding gross margin	$4,664	19.5%	$573	12.5%

Homebuilding gross margin percentage	18.5%		11.2%

Adjusted homebuilding gross margin percentage	19.5%		12.5%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

The following table reconciles the Company’s ratio of debt-to-capital to the ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	March 31, 2013	December 31, 2012
	(dollars in thousands)
Debt	$60,896	$57,368
Equity	305,219	149,153

Total capital	$366,115	$206,521

Ratio of debt-to-capital(1)	16.6%	27.8%

Debt	$60,896	$57,368
Less: cash, cash equivalents and marketable securities	(131,316)	(19,824)

Net debt	—	37,544
Equity	305,219	149,153

Total capital	$305,219	$186,697

Ratio of net debt-to-capital(2)	N/A	20.1%

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing debt by the sum of debt plus equity.
(2)	The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash, cash equivalents and marketable securities) by the sum of net debt plus equity. The most directly comparable GAAP financial measure is the ratio of debt-to-capital.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

The following table calculates the non-GAAP measures of EBITDA and reconciles those amounts to net income (loss), as reported and prepared in accordance with GAAP. EBITDA means net income (loss) before (a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) expensing of previously capitalized interest included in costs of home sales and (e) amortization of stock-based compensation. Other companies may calculate EBITDA (or similarly titled measures) differently. We believe EBITDA information is useful as one measure of the Company’s ability to service debt and obtain financing.

	Three Months Ended March 31,
	2013	2012
	(in thousands)
Net income (loss)	$270	$(1,143)
Interest expense:
Interest incurred	734	172
Interest capitalized	(734)	(172)
Amortization of interest in cost of home sales	256	57
Provision for income taxes	73	—
Depreciation and amortization	45	66
Gain on sales of marketable securities	(40)	—
Amortization of stock-based compensation	327	116

EBITDA	$931	$(904)

The following table reconciles net cash used in operating activities, as reported and prepared in accordance with GAAP, to EBITDA:

	Three Months Ended March 31,
	2013	2012
	(in thousands)
Net cash used in operating activities	$(47,416)	$(20,934)
Amortization of interest in cost of home sales	256	57
Provision for income taxes	73	—
Changes in operating assets and liabilities:
Real estate inventories	51,079	17,765
Contracts and accounts receivable	728	398
Other assets	(1,187)	173
Accounts payable and accrued liabilities	(2,602)	1,637

EBITDA	$931	$(904)